Exhibit 10.55
SEPARATION, RELEASE AND CONSULTING AGREEMENT
This Separation, Release and Consulting Agreement (the “Agreement”) is made and entered into as of June 4, 2009 (the “Effective Date”) by and between Astrotech Corporation (including any entities, in whatever form, of which the Company has any ownership interest or ownership or management control, as determined by the Board) (collectively “Astrotech” or the “Company”) and Brian K. Harrington (“Executive”) (collectively the “Parties”).
RECITALS
WHEREAS, the Parties agree that Executive has voluntarily resigned his employment with the Company as of the Effective Date; and
WHEREAS, Executive and the Company agree to terminate the Employment Agreement executed by Executive and the Company on October 6, 2008 (the “Employment Agreement”), except as otherwise provided herein; and
WHEREAS, Executive and the Company agree that paragraphs 10-17 of Executive’s Employment Agreement, relating to confidentiality, return of Company property/documents, best efforts and disclosures, inventions and other works, non-solicitation, non-competition and non-recruitment, survive the termination of Executive’s employment; and
WHEREAS, Executive and the Company wish to enter into this Agreement to, among other things, clarify and resolve any issues or open matters that may exist between them arising out of their employment relationship and its termination and any continuing obligations of Executive and the Company to one another following the termination of Executive’s employment; and
WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance available to or possessed by Executive and to, in turn, have Executive undertake certain consultant duties fully described below in this Agreement; and
WHEREAS, in consideration of his consent to enter into this Agreement and the restrictive covenants contained herein, the Company desires to engage Executive pursuant to the terms and conditions of this Agreement; and
WHEREAS, in consideration of such engagement by Astrotech, and subject to the terms and conditions of this Agreement, Executive desires to perform such services for Astrotech as set forth herein; and
WHEREAS, the Company has advised Executive of Executive’s right to consult with an attorney before signing this Agreement and Executive has either consulted with an attorney of Executive’s choice or voluntarily elected not to consult with an attorney; and
WHEREAS the Parties agree that the Agreement recitals are true and accurate.

AGREEMENT TERMS —
SEPARATION OF EMPLOYMENT AND RELEASE
Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Company and Executive agree as follows:
1. Termination of Employment Agreement and Severance Payments. As of the Effective Date of this Agreement, the Employment Agreement between Executive and the Company is hereby terminated, except as otherwise provided in Paragraph 5 of this Agreement. The Company and Executive agree that this Agreement provides each other with sufficient notice of Executive’s separation from employment in accordance with paragraphs 4, 7 and 35 of the Employment Agreement and the severance payments described below are appropriate and acceptable to the Parties. Therefore, Executive agrees and acknowledges that except as specifically provided herein, any rights he may have to any payments, benefits, or other perquisites of any kind whatsoever under the terminated Employment Agreement, including, without limitation, compensation, bonus payments, salary, stock options, stock option gains, disability insurance, life insurance, health, dental or vision insurance, or any other insurance benefits, vacation and sick pay are extinguished by this Agreement and Executive’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites under the Employment Agreement are released and forever waived. Notwithstanding the foregoing, Executive shall be entitled to the payments specified below (collectively, the “Severance Payments”).
(a) Minimum Payments. Under the terms of paragraph 6(a)(1)-6(a)(3) of the Employment Agreement, the Company will provide Executive with the following:
(i) a cash payment of $18,750.00, less amounts for federal income tax and other employment-related withholdings, payable within ten (10) business days following the Effective Date, which represents Executive’s base salary (as in effect as of the Effective Date) for the payroll period containing the Effective Date, with such amount to be calculated through the end of such payroll period;
(ii) a cash payment of $21,635.00, less amounts for federal income tax and other employment-related withholdings, payable within ten (10) business days following the Effective Date, which represents Executive’s accrued, but unpaid, vacation days, as of the Effective Date, up to a maximum of five (5) weeks;
(iii) continued benefits through the end of the payroll period containing the Effective Date; and
(iv) Executive’s reasonable and unreimbursed expenses, if any, as of the Effective Date, which expenses are listed by item and amount on Schedule I attached hereto. This cash payment will be reimbursed in accordance with the Company’s normal procedures.

(b) Other Severance Payments. Under the terms of paragraphs 6(b)(1)-6(b)(3) of the Employment Agreement, the Company will provide to Executive the following:
(i) a cash payment of $112,500.00, which represents additional compensation equal to one-half (0.5) times the sum of the Executive’s highest base salary as in effect at any time within twelve (12) months before the Effective Date, less amounts for federal income tax and other employment-related withholdings (the “Additional Severance Payment”), payable in five installments, subject to the terms of Paragraph 12 herein, as follows: (A) May 29, 2009: $12,500.00; (B) June 30, 2009: $25,000.00; (C) July 31, 2009: $25,000.00; (D) August 31, 2009: $25,000.00; and (E) September 30, 2009: $25,000.00;
(ii) an amount equal to the difference between the full COBRA premium less the premium paid by active employees of the Company for the same level of coverage, provided such Executive elects to purchase COBRA continuation coverage. Such payments shall commence on the Effective Date of this Agreement and end on the earliest of (i) the last day of the sixth month following the Effective Date; (ii) the date Executive obtains employment with another entity under which Executive is offered and becomes eligible to receive health insurance coverage as an employee; (iii) the date Executive breaches the terms of this Agreement; or (iv) the date Executive (or Executive’s eligible dependents) ceases to be eligible for COBRA continuation coverage under the applicable plans. Executive understands and agrees that Executive will be solely responsible for the payment of COBRA premiums. Executive acknowledges and agrees that he is solely responsible for reading, understanding, making all elections or requests and providing all notices required under any and all COBRA continuation coverage notices provided to him by the Company. The Company will provide Executive with a separate COBRA notice and election form. Executive understands that a failure to timely pay such COBRA premiums will result in a loss of continuation coverage under the applicable plans. Any benefits provided under this Paragraph 1(b)(ii) to Executive or Executive’s dependents shall be modified to the extent benefits under the applicable plans are modified for active employees of the Company, and the Company reserves the right to amend, terminate or modify the applicable plans at any time.
In connection with the foregoing, Executive has been advised to consult with his own tax advisor regarding his eligibility for and the advisability of requesting to be determined to be eligible to pay the reduced COBRA premium under the American Recovery and Reinvestment Act of 2009 (“ARRA”). Executive should review the separate COBRA notice the Company is providing to him to learn more about the reduced COBRA premium under ARRA. The reduced COBRA premium may last for up to nine months of COBRA continuation coverage. If Executive applies for a determination to be eligible to pay the reduced COBRA premium, he must complete and return the form entitled “Request to be Treated as an Assistance Eligible Individual.”
Aside from this COBRA benefit, Executive understands that all other benefit plan rights will terminate with Executive’s termination as of the Effective Date; and

(iii) Executive’s service requirements under all Company stock option and incentive award plans shall automatically be deemed satisfied, and the Executive shall automatically become 100% vested on the Effective Date in all grant shares and incentive awards to which he is entitled, as provided on Schedule II attached hereto.
Severance Payments and other benefits provided to Executive by the Company pursuant to this Agreement shall be deemed to be in lieu of any other amounts or benefits to which Executive may be entitled under the Employment Agreement. Executive understands and agrees that under the terms of this Agreement, he is receiving greater benefits than those to which he would otherwise be entitled under the Employment Agreement.
2. Resignation as Senior Vice President, Chief Financial Officer and Secretary of the Board of Directors. Executive hereby voluntarily resigns all positions as an officer and employee of the Company, including his Senior Vice President, Chief Financial Officer, and Secretary to the Board of Director positions, effective as of the Effective Date. Likewise, Executive hereby voluntarily resigns all positions as an employee, director, representative or agent of all Company subsidiaries, whether direct or indirect, and Company affiliates effective as of the Effective Date, which shall be the date Executive incurs a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”).
3. Astrotech Releasees. The “Astrotech Releasees” are defined as Astrotech Corporation, each of Astrotech’s subsidiaries whether wholly owned or not and whether direct or indirect and each of Astrotech and its subsidiaries predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them. Under this Agreement, Executive is excluded from the definition of “Astrotech Releasee.”
4. Global Release of Claims. Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Astrotech Releasees from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against any of the Astrotech Releasees including, without limitation, any acts or omissions that resulted in Executive’s separation from employment with Astrotech, from the beginning of time and up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Executive’s employment or separation from employment with Astrotech.

5. Executive’s Agreement to Honor Portions of the Employment Agreement. In addition to this Agreement, Executive agrees that his obligations under paragraphs 10-17 of the Employment Agreement, including those provisions regarding confidentiality, return of Company property/documents, best efforts and disclosures, inventions and other works, non-solicitation, non-competition and non-recruitment, survive the termination of Executive’s employment with the Company and are not superseded by this Agreement. Executive agrees that his obligations under paragraphs 10-17 off the Employment Agreement and the definition of Confidential Information (described in paragraph 11 of the Employment Agreement) are incorporated into this Agreement by reference and Executive agrees to adhere to his promises to the Company under the paragraphs 10-17 of the Employment Agreement. If for any reason any court of competent jurisdiction finds any provision of this Paragraph 5 or applicable provision of Executive’s Employment Agreement unreasonable in duration or geographic scope or otherwise, the Company and Executive agree that the restrictions and prohibitions under paragraphs 10-17 of the Employment Agreement and this Paragraph 5 shall be effective to the fullest extent allowed under applicable law. Further, if the Company determines that Executive has violated paragraphs 10-17 of his Employment Agreement or this Paragraph 5, Executive agrees to the following forfeiture provision: Executive understands that breach of paragraphs 10-17 of his Employment Agreement or this Paragraph 5 will result in Executive’s immediate forfeiture and repayment to the Company of ninety percent (90%) of any Additional Severance Payments that have been paid to Executive as of the date of the breach and forfeiture of any remaining unpaid Additional Severance Payments that otherwise would have been due to the Executive but for the breach (the “Forfeited Severance Payment”). Notwithstanding the foregoing, the Company and Executive agree that the definition of “Restricted Period” in paragraph 11(e)(5) of the Employment Agreement is hereby terminated and replaced with the following definition: “Restricted Period” means the period commencing on the Effective Date and continuing through the three month anniversary of the date of termination of the Consulting Term (as that term is defined in Paragraph 21) or the date of termination of any renewed Consulting Term.
6. No Admission of Liability/Confidentiality of Release. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Astrotech Releasees of any unlawful or wrongful acts whatsoever against Executive or any other person, and the Astrotech Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person. Similarly, the Company acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive and Executive specifically disclaims any liability to or wrongful acts against the Company or any other person. Executive agrees to keep this Agreement and any of its terms completely confidential; however, Executive may disclose the terms of this Agreement to his attorneys, accountant, spouse, or as otherwise required by law. Accordingly, nothing in this Paragraph 6 is intended to preclude Executive or Astrotech from disclosing information in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure or as otherwise may be required by law. Executive, however, agrees, as required by Agreement Paragraph 8, to provide Astrotech prompt written notice before responding to any subpoena. Further, Executive acknowledges and agrees that nothing in this Agreement prevents Astrotech from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency giving jurisdiction over the acts or activities of Astrotech or any of its subsidiaries, or (iii) as Astrotech believes is reasonably required by applicable federal or state law.

7. Non-Disparagement.
(a) Executive’s Non-Disparagement. Executive agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Astrotech Releasees. Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Astrotech Releasees including, without limitation, information regarding the Astrotech Releasees’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Astrotech Releasees. Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive further acknowledges that this non-disparagement clause is a material term of this Agreement. If Executive breaches this Paragraph 7(a), Astrotech will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.

(b) The Company’s Non-Disparagement. Astrotech, through its directors and management-level employees acting within the scope of their duties and authority, agrees not to, directly or indirectly, disclose, communicate, or publish any Disparaging Information concerning or related to the Executive.
8. Cooperation. After his separation from employment from Astrotech, Executive agrees to cooperate with Astrotech in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of Astrotech that relate to events or occurrences that transpired while he was employed with Astrotech. Executive’s cooperation in connection with this Paragraph 8 shall include, without limitation, making himself reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of Astrotech at convenient times, and to provide true and accurate testimony regarding any such matters. If Executive is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to Astrotech, he shall immediately notify Astrotech, through the notice procedures identified in this Agreement, before responding or cooperating.
9. Confidentiality of Company Information. The Executive shall continue to abide by Astrotech’s confidentiality policies, including those imposed on him by virtue of his consulting relationship with the Company. The Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information (defined below), except as Astrotech directs and authorizes, or pursuant and subject to his obligations as a consultant for Astrotech. The Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information (defined below) and agrees to immediately notify Astrotech in the event of any unauthorized use or disclosure of the Confidential Information. “Confidential Information” includes, without limitation, all of Astrotech’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; Astrotech’s methods of operation; the procedures, forms and techniques used in servicing clients and/or customers; and other information or documents that Astrotech requires to be maintained in confidence for Astrotech’s continued business success or any other information defined as “Confidential Information” in the Employment Agreement. Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.
10. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by Astrotech to seek legal counsel to review this Agreement.

11. Time to Consider Agreement. The Executive acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Agreement, and he further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the Agreement provisions. The Executive understands that if he does not sign this Agreement before the twenty-one (21) calendar day period expires, this Agreement will be withdrawn automatically.
12. Revocation Period. The Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement. This Agreement will not become effective or enforceable, and the Additional Severance Payments referenced in Paragraph 1(b)(i) of this Agreement and the Consultant Consideration payments referenced in Paragraph 15 of this Agreement will not become due, and the Company will not pay such amounts, until after this revocation period has expired without Executive’s revocation. If Executive does not revoke this Agreement within the revocation period, the Company will comply with Paragraphs 1(b)(i) and 15 of this Agreement concerning his Additional Severance Payments and Consultant Consideration.
AGREEMENT TERMS — CONSULTANT
13. Description of Services. Subject to the terms of this Agreement, the Company retains Executive to serve as a consultant, and Executive agrees to serve as a consultant and advisor to the Company and its subsidiaries and affiliates for the purpose of (i) if requested by the Board of Directors (the “Board”) or the Chief Executive Officer (“CEO”) advising and assisting the Company on all aspects of Company operations; (ii) resolving contractual disputes or issues, including but not limited to the ARES Company contract; (iii) facilitating any loan transactions or assisting with administration of any loans, including but not limited to the Company’s Term Loan with Green Bank, N.A.; and (iv) providing other advice to the Company and offering assistance (consistent with the resources of Executive) on other matters as reasonably requested by the Company’s CEO (everything in (i) — (iv) collectively, the “Consultant Services”). The Company is entering into this Agreement in reliance on the special and unique abilities of Executive in rendering the Consultant Services and Executive will use his reasonable efforts, skills, judgment, and abilities in rendering the Consultant Services. The Executive will report directly to the Astrotech CEO, and will not be provided any office space on Company premises. The Executive shall perform such consulting services upon reasonable notice from the Company at such times and places as may be mutually agreeable to the Company and the Executive; provided, however, that if the Executive commences employment with another entity, the Executive shall not be required to perform such consulting services at times or places that would conflict with such new employment of the Executive. Notwithstanding anything herein to the contrary, the Company and Executive reasonably anticipate that the level of bona fide services Executive will perform after the Effective Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive over the immediately preceding thirty-six (36) month period.
14. Nature of Relationship Between Parties. The Executive shall render the Consultant Services in this Agreement as an independent contractor. Except as otherwise agreed to by the Company, Executive will have no authority or power to bind the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company. It is not the intention of the Parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between Executive and the Company or any of its affiliates or, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

15. Consideration. During the Consulting Term (as defined in Paragraph 21), in consideration of the Consultant Services, the Company shall pay Executive $2,000.00 per month, subject to the terms of Paragraph 12 herein, in accordance with the Company’s usual payroll practices (“Consultant Consideration”). The Company will pay the Consultant Consideration without withholdings or deductions for taxes, and Executive shall be responsible for all required tax payments owed on the Consultant Consideration. The Company will issue Executive an IRS Form 1099 at the end of each year during which it pays Executive the Consultant Consideration. However, if the Company determines in its sole discretion that Executive has failed to satisfactorily perform the services described in Paragraph 13 herein, the Company may terminate the consulting arrangement with Executive and Executive will no longer be eligible to receive any remaining Consultant Consideration payments. Additionally, if Executive terminates his consulting arrangement for any reason, he will no longer be eligible to receive any remaining Consultant Consideration payments.
16. Payments. The amounts set forth in Paragraph 15 hereof shall be Executive’s sole compensation for performing the Consultant Services, except that Executive will be reimbursed for pre-approved, reasonable out of pocket expenses (including travel costs, lodging and meals) incurred in the performance of the Consultant Services assigned to Executive. Executive will submit such reimbursements to the Company through the Company’s usual procedures for obtaining reimbursements.
17. Limitations on the Company’s Liability. By entering into this Agreement and receiving the Consultant Services provided by Executive under this Agreement, but subject to the terms of this Agreement, the Company shall not be liable for any damages, cost or claims of any kind caused by the dishonesty, gross negligence or willful misconduct of Executive in the performance of the Consultant Services or Executive’s breach of this Agreement.
18. Executive’s Standard of Care. Subject to the other provisions of this Agreement, Executive shall provide his services under this Agreement with the same degree of care, skill and prudence that would be customarily exercised for what he reasonably believes to be in the best interest of the Company.
19. Confidentiality. The Executive acknowledges and agrees that all Confidential Information (defined in Paragraph 9) about the Company that was previously provided in the course of employment with the Company and Confidential Information that will be provided to him in the course of the Consulting Term of this Agreement are and will continue to be the exclusive property of the Company. The Executive agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the CEO of the Company, (ii) as required by law or judicial or regulatory process; or (iii) pursuant and subject to his obligations as a consultant; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Paragraph 19. If requested by the Company, Executive will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the Company in its sole discretion) of such third party to keep such information confidential. The Executive agrees to continue to abide by Astrotech policies regarding confidentiality and Paragraph 9.

20. Return of Documents and Confidential Information. Following the termination of Executive’s consulting arrangement for any reason, Executive agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. He further agrees to return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, other Company telephonic equipment, Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.
21. Consulting Term. Executive shall perform Consultant Services for the Company from the Effective Date until the earlier of: (i) October 5, 2009, or (ii) the date on which the Company or the Executive terminates the Executive’s consulting arrangement (the “Consulting Term”).
22. Survival. The provisions set forth in Paragraphs 5, 6, 7, 8, 9, 19 and 20 shall survive termination or expiration of this Agreement for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.
AGREEMENT TERMS — MISCELLANEOUS AND ENFORCEMENT
23. Miscellaneous Provisions and Enforcement.
(i) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):
If to Executive:
Brian K. Harrington
2426 Inwood Drive
Houston, Texas 77019

If to the Company:
Astrotech Corporation
Thomas B. Pickens, III
Chairman of the Board and Chief Executive Officer
907 Gemini Avenue
Houston, Texas 77058
Attention: Secretary
With a copy (which shall not constitute notice) to:
Bill Nelson
Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Fax: (713) 236-5557
(ii) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. JURISDICTION AND VENUE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT (TO THE EXTENT ARBITRATION IS NOT REQUIRED UNDER PARAGRAPH 23(IX)) SHALL BE EXCLUSIVELY IN HOUSTON, TEXAS.
(iii) Limitations on Assignment. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of Astrotech. Any attempted assignment by Executive in violation of this Paragraph 23(iii) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the Parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.
(iv) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.
(v) Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(vi) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(vii) Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.
(viii) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. The Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Astrotech or any Astrotech Releasee, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes (a) any prior agreements between Executive and Astrotech concerning the subject matter of this Agreement, and (b) all other agreements between Executive and Astrotech, as explained in Paragraph 1, unless specifically provided for or modified by this Agreement. Unless otherwise specified in this Agreement, Astrotech and Executive agree that to the extent the terms of this Agreement conflict with any surviving terms of the Employment Agreement, the terms of this Agreement shall supersede and govern the terms of the Employment Agreement.
(ix) Arbitration. If any dispute arises out of or is related to this Agreement or Executive’s employment, consulting relationship, or separation from employment or consulting relationship with Astrotech for any reason, and the Parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the Parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. Astrotech and Executive shall share the costs of arbitration, unless the arbitrator rules otherwise, with the Parties agreeing that if Executive challenges this arbitration provision based on the allocation of costs between the Parties, then the arbitrator shall decide the proper allocation of costs. Astrotech and Executive agree that the arbitration shall be held in Houston, Texas. Arbitration of the Parties’ disputes is mandatory, and in lieu of all civil causes of action or lawsuits either party may have against the other arising out of the Agreement or Executive’s employment or separation from employment with Astrotech, with the exception that Astrotech alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the terms of this Agreement. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against Astrotech, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Americans with Disabilities Act Amendments of 2008, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(x) Injunctive Relief. The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause Astrotech irreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that Astrotech alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting this matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies Astrotech may have against the Executive. Astrotech and the Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of Astrotech’s headquarters (Houston, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this Paragraph 23(x) solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the Parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this Paragraph 23(x), (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (c) these courts will have exclusive jurisdiction over the Parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief, and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this Paragraph 23(x).
(xi) 409A Compliance. Executive understands that he is advised to consult with his own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, to the extent applicable. Notwithstanding any provisions herein to the contrary, this Agreement shall be interpreted, operated, and administered consistent with this intent. Notwithstanding any provision to the contrary in the Agreement, payment of any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code will be made when Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). For purposes of determining whether a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) has occurred with respect to deferred compensation under the Agreement, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Sections 1563(a)(1), (2) and (3) of the Code; and, in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Treas. Reg. Section 1.414(c)-2. Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to him prior to the earlier of (i) the expiration of the six-month period measured from the date of his “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Paragraph 23(xi) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS SEPARATION,
RELEASE AND CONSULTING AGREEMENT AND AGREE AND CONSENT TO ALL
OF ITS TERMS AND CONDITIONS.
EXECUTIVE:

Brian K. Harrington

Date

COMPANY:

Astrotech Corporation

By:

Name:

Title:

Date

SCHEDULE I
Reimbursable Expenses

Item	Date Incurred	Amount

Legal Fees	May 23, 2009 through June 4, 2009	$1,800

SCHEDULE II
Vesting Under the Company’s Stock Option and Incentive Award Plans
•	2000 stock options granted on January 6, 2004 at $17.50 per share
•	2000 stock options granted on August 16, 2004 at $24.10 per share
•	2000 stock options granted on August 3, 2005 at $14.30 per share
•	2000 stock options granted on August 9, 2006 at $11.50 per share
•	15,000 Long Term Incentive Units granted on December 14, 2007, payable in cash at $1.00 per unit
•	50,000 stock options granted on July 18, 2008 at $0.45 per share
•	150,000 shares of restricted stock granted on July 18, 2008